                                                                    EXHIBIT 10.2




                    1999 GENCORP KEY EMPLOYEE RETENTION PLAN



                                    ARTICLE 1

                                  Introduction

         1.1 GenCorp Inc. ("GenCorp") hereby adopts this 1999 GenCorp Key Employee Retention Plan ("Plan"), effective as of February 1, 1999, to provide periodic cash payments ("Retention Benefits") to Eligible Employees who satisfactorily continue their employment with GenCorp, attain specified performance objectives (including the "spin-off" of the GenCorp Performance Chemicals and Decorative & Building Products Divisions), and meet all Plan provisions.

         1.2 The term of the Plan is expected to extend beyond the proposed "spin-off" of GenCorp's Performance Chemicals and Decorative & Building Products Divisions to a new entity (currently unnamed, but designated herein as "NewCo"). After the "spin-off" occurs, all references herein to GenCorp should be construed as reference to GenCorp and/or NewCo, as applicable to the Eligible Employee.

         1.3 GenCorp intends to pay the Retention Benefits provided hereunder from the general assets of GenCorp; however, GenCorp reserves the right to fund and provide all or part of the Retention Benefits hereunder through one or more welfare trusts.

         1.4 This plan document contains all information required by law to be provided to employees. Information regarding the Plan, its claims procedures and employees' rights under the Employee Retirement Income Security Act of 1974 ("ERISA") are included as Section 5.7 and Articles 6 and 8.

         1.5 This Plan shall be administered, in all respects, by the Organization and Compensation Committee of the GenCorp Board of Directors or its adopted designee (the "Committee"), including sole responsibility for determining eligibility for benefits under the Plan, interpreting Plan terms, and resolving disputes under the Plan, all of which is set forth herein.

                                    ARTICLE 2

                       Eligibility For Retention Benefits

         2.1 Eligibility: Subject to the exclusions contained in Section 2.2, an employee must satisfy all of the following conditions, during the term of this Plan as defined in Section 5.5, or such shorter term as designated by the Committee, to be eligible for Retention Benefits under this Plan:

                  (a) GenCorp must offer such employee a Letter Agreement incorporating the terms and conditions of this Plan and setting forth the Retention Benefits, if any, available to the employee under Article 3 hereof. The identity of employees to be offered a Letter Agreement will be decided by GenCorp, in its sole and complete discretion;

                  (b) The employee must execute and deliver to GenCorp the Letter Agreement within the time period set forth in the Letter Agreement;

                  (c) The employee must work diligently in the best interests of GenCorp throughout the period that (i) GenCorp prepares to "spin-off" its Performance Chemicals and Decorative & Building Products Divisions;
         (ii) the "spinoff" occurs; and (iii) GenCorp and NewCo complete all post-spinoff transactions and filings; and

                  (d) Upon payment of the final installment of Retention Benefits for which the Employee is eligible under the Plan or in the event of involuntary employment termination for other than cause during the term of the Plan and/or Letter Agreement, the employee must execute and deliver a Release in substantially the form attached hereto as Exhibit "A".

An employee who satisfies the foregoing conditions shall be deemed to be an "Eligible Employee."

         2.2 Exclusion: Notwithstanding the satisfaction by an employee of all of the conditions in Section 2.1, the following employees are not Eligible
Employees:

                  (a) Any employee who refuses Comparable Employment with GenCorp or Newco. As used herein, "Comparable Employment" means employment in any capacity, whether as an employee, consultant, independent contractor, leased employee or otherwise, which is broadly within the career scope indicated by the employee's present and previous training and positions, and for which his annualized cash compensation (salary and any incentive bonus) is at least equal to his annual cash compensation at the time of offer.

                  (b) Any employee who voluntarily retires or resigns from employment.

                  (c) Any employee whose employment is terminated "for cause" as defined in Article 4, below.

         2.3      Failure of Purpose:

                  (a) In the event that the spinoff does not occur before February 1, 2000, for whatever reason, only a pro-rata share of those Retention Benefits payable as of February 1, 2000 shall be paid (based on the number of months between February 1, 1999 and the date that the proposed spin-off is formally cancelled), and there shall be no obligation to pay any future Retention Benefits, contemplated, anticipated or accrued. Pro-rata Retention Benefits shall be paid within thirty (30) days of formal spinoff cancellation

                  (b) In the event that a "Change in Control" of GenCorp occurs (as defined in applicable severance agreements) prior to completion of the spinoff, this Plan and related Letter Agreements shall be cancelled, and any obligation to pay any Retention Benefits, contemplated, anticipated or accrued, shall be deemed null and void.


                                    ARTICLE 3

                               Retention Benefits

         3.1 Retention Benefits: Subject to the terms of the Plan, up to two (2) annual cash retention payments ("Retention Benefits") will be designated in the Letter Agreement for each potentially Eligible Employee. All Retention Benefits are taxable compensation subject to normal tax withholding.

         3.2 Payment Date: As a condition of payment of any Retention Benefit, an Eligible Employee must be actively employed by GenCorp or NewCo on the designated Payment Date, and no pro-rata payments shall be made, except for the reasons set forth in Section 2.3(a) above and 3.4 below.

         3.3 Involuntary Employment Termination: In the event of involuntary employment termination for any reason, (other than Termination Without Compensation as defined in Article 4 below), and subject to Section 2.3 above, an Eligible Employee shall be paid all unpaid Retention Benefits in the amount(s) set forth in his Letter Agreement within thirty (30) days of employment termination, and conditioned upon execution of the Release attached hereto as Exhibit "A".

         3.4 Pension Enhancements: In the event that an age and service pension enhancement is offered and elected by an Eligible Employee, a pro-rata portion of those Retention Benefits payable as of February 1, 2000 will be paid to the Eligible Employee base on the number of months between February 1, 1999 and the date that the proposed spin-off becomes effective. The pro-rata retention benefits payable under this provision shall be paid on or about February 1, 2000.


                                    ARTICLE 4

                        Termination Without Compensation

         4.1 Other provisions of this Plan notwithstanding, GenCorp will have no obligation to pay Retention Benefits to any employee whose employment is terminated according to Section 4.2 or 4.3.

         4.2 "Termination Without Compensation" means circumstances where the employment termination results from any activity of the employee deemed contrary to the best interests of GenCorp, its subsidiaries or its operating business units, as determined in the sole discretion of the Committee. Such determination is to be approved by the GenCorp Senior Vice President of Human Resources, or his designee. For the purposes of this Plan, "Termination Without Compensation" shall be defined as:

                  (a) A material violation of any of GenCorp's published Company Policies.

                  (b) A serious violation of facility rules adopted to promote the safety of employees, protect GenCorp's property or reputation, or maintain general working conditions and employee discipline.

                  (c) The commission of any crime against GenCorp, such as embezzlement or falsification or theft of documents or records.

                  (d) Any material act deliberately committed to provoke dismissal in order to obtain termination pay.

         4.3 "Termination Without Compensation" may also occur in the event of unsatisfactory work performance.

                                    ARTICLE 5

                               General Provisions

         5.1      Other Plans:

                  (a) Benefits received under this Plan will not be included in compensation or earnings for purposes of determining benefits, including pension benefits, under any other employee benefit plan of GenCorp.


                  (b) Except as otherwise provided in this Plan, payment of benefits under this Plan will not adversely affect an Eligible Employee's rights under any other employee benefit plan of GenCorp, including any other plan, program or agreement that provides other severance benefits. An Eligible Employee's rights under such other plans shall be governed by the terms of the plans in effect at the time of the Eligible Employee's termination from GenCorp.

         5.2 Reductions: GenCorp may setoff and reduce the amount of Retention Benefits to recover any amounts which an Eligible Employee owes to GenCorp.

         5.3 No Rights to Employment: Nothing herein, or in any Letter Agreement offered or executed hereunder, or in oral discussions regarding this Plan shall constitute a commitment for employment for any specified duration, or be deemed to limit GenCorp's right or power to terminate the employment of any employee.

         5.4 No Right to Transfer or Assign Benefits: Benefits under this Plan are intended for the exclusive benefit of Eligible Employees. Present and future benefits cannot be subjected to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to do so is null and void.

         5.5      Duration/Amendment/Termination of the Plan:

                  (a) This Plan will be effective as of February 1, 1999 and, unless modified or terminated in accordance with Section 5.5(b), will terminate on February 1, 2001, or, if earlier, upon the announcement by GenCorp's Chief Executive Officer that GenCorp has ceased further consideration of the spinoff of its Performance Chemicals and Decorative & Building Products Divisions.

                  (b) The Committee retains the right to modify or terminate the Plan, at any time, in its entirety or in part, with or without prior notice to employees. However, any such amendment or termination shall not adversely affect an Eligible Employee's right to Retention Benefits if all conditions set forth in Section 2.1 as currently written are thereafter satisfied.

         5.6      Plan Administration:

                  (a) The Plan constitutes an employee welfare benefit plan as defined by the Employee Retirement Income Security Act of 1974. The Plan Administrator for the Plan is the Organization and Compensation Committee of the Board of Directors of GenCorp Inc., 175 Ghent Road, Fairlawn, OH 44333-3300, (330) 869-4220.


                  (b) Legal matters, including service of process, relating to the Plan should be addressed to the GenCorp Senior Vice President, Law; General Counsel, at the address shown above.

                  (c) Records for the Plan are kept on a plan year basis, beginning December 1 and ending the following November 30.

                  (d) For government reporting purposes, the Employer Identification Number for GenCorp is 34-02244000. In addition, the Plan is identified by the following official name and plan number:

                      1999 GenCorp Key Employee Retention Plan
                      Plan Number:  501

         This plan name and number should be used in any formal correspondence relating to the Plan.


                                    ARTICLE 6

                                Claims Procedure

         6.1      Claim:

                  (a) An Eligible Employee need not present a formal claim in order to qualify for rights or benefits under this Plan. However, if GenCorp fails to provide any benefit to which an Eligible Employee is entitled hereunder or if any Eligible Employee believes (i) that the Plan is not being administered or operated in accordance with its terms, (ii) that fiduciaries of the Plan have breached their duties, or
         (iii) that his or her own legal rights are being violated with respect to the Plan (a "claimant"), the claimant must file a formal claim under the procedures set forth in this Article 6. The procedures in this
         Article 6 shall apply to all claims that any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant.

                  (b) A claim by any person shall be presented to GenCorp's Senior Vice President of Human Resources ("Claims Official") in writing within ninety (90) days of the date upon which the claimant (or his or her predecessor in interest) first knew (or should have known) of the facts upon which the claim is based, unless the Plan Administrator in writing consents otherwise. The Claims Official shall, within ninety
         (90) days of receiving the claim, consider the claim and issue his or her determination thereon in writing. The Claims Official may extend the determination period for up to an additional ninety days by giving the claimant written notice. If the claim is granted, the benefits or relief the claimant seeks will be provided.

         6.2 Denial: If the claim is wholly or partially denied, the Claims Official shall, within ninety (90) days (or such longer period as described above), provide the claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the claimant,

                  (a) the specific reason or reasons for the denial,

                  (b) specific references to pertinent Plan provisions on which the denial is based,

                  (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and

                  (d) an explanation of the Plan's claim review procedure.

With the consent of the claimant, this determination period can be extended further. If the Claims Official fails to respond to the claim in a timely manner, the claimant may treat the claim as having been denied by the claims official.

         6.3 Appeal: Each claimant may appeal in writing the Claims Official's denial of a claim to the Committee within sixty (60) days after receipt by the claimant of written notice of the claim denial, or within sixty (60) days after such written notice was due, if the written notice was not sent. In connection with the review proceeding, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The claimant may only present evidence and theories during the review which the claimant presented during the claims procedure, except for information which the Claims Official requested the claimant to provide to perfect the claim (see Section 6.2(c). Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

         6.4 Review Procedures: The Committee shall adopt procedures pursuant to which claims shall be reviewed and may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his or her claim.

         6.5 Final Decision: The decision by the review official upon review of a claim shall be made not later than sixty (60) days after the written request for review is received by the Committee, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review, unless the claimant agrees to a greater extension of that deadline.

         6.6 Form: The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based.

         6.7 Legal Effect: To the extent permitted by law, the decision of the Claims Official (if no review thereof is requested as herein provided) or the decision of the Committee, as the case may be, shall be final and binding on all parties. Any claims which the claimant does not pursue through the review and appeal stages of the procedures herein provided shall be deemed waived, finally and irrevocably. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this
Article 6. If, after exhausting the claims and appeal procedures, a claimant institutes any legal action against the Plan and/or GenCorp, the claimant may present only the evidence and theories which the claimant presented during the claims and appeal procedures. Judicial review of the claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories which were presented to and considered by the Committee during the claims and appeal procedure.


                                    ARTICLE 7

                           Effect of Fiduciary Action

         7.1 Plan Interpretation: The Plan Administrator shall administer the Plan in accordance with its terms and the intended meanings of the Plan and any other welfare or pension benefit plan of GenCorp. The Plan Administrator shall have the discretion to make any findings of fact needed in the administration of the Plan.

         7.2 Authority of Committee: The Committee shall have the discretion to interpret or construe the terms of the Plan, whether express or implied, and resolve any ambiguities, including but not limited to terms governing the eligibility of employees and the administration of the Plan, and fashion any remedy which the Committee, in its sole judgment, deems appropriate. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

         7.3 Exercise of Discretion: To the extent the Plan Administrator or the Committee has been granted discretionary authority under the Plan, such fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

         7.4 Intent: If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors' approval, may amend the Plan retroactively to cure any such ambiguity.

         7.5 Consistency: This Article 7 may not be invoked by any person to require the Plan to be administered in a manner which is inconsistent with its interpretation by the Committee.

         7.6 Final and Binding: All actions taken and all determinations made in good faith by the Plan Administrator or by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.


                                    ARTICLE 8

                               The Plan and ERISA

         8.1 ERISA Requirements: "ERISA" -- the Employee Retirement Income Security Act of 1974 -- is a comprehensive law that sets standards and procedures for employee benefit plans.

         You have the right under ERISA to get further information about the Plan. Specifically, you are entitled to:

              o Examine without charge, at the Plan Administrator's office or upon request at your local Human Resources Department, all documents related to the Plan and copies of all documents filed by the Plan with the U.S. Department of Labor, such as Annual Reports and Plan Descriptions.

              o Obtain copies of all documents related to the Plan and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

         8.2 Discrimination: In addition to creating rights for participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently in your interest and that of other participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. (See Article 7, above).

         8.3 ERISA Claims: Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to one hundred dollars a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose and the court finds that your claim is frivolous, the court may order you to pay these costs and fees.

         8.4 Information Requests: If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor. GenCorp supports both the spirit and letter of ERISA and is committed to assuring proper treatment and full disclosure of all pertinent information to plan participants. It is the policy of GenCorp that no employee will be fired or discriminated against, either to prevent him from obtaining benefits or for exercising his rights under ERISA.

         This Plan is hereby adopted and approved this 15th day of March, 1999.


                                           GenCorp Inc.



                                           By: /s/ Samuel W. Harmon
                                              ------------------------
                                                   Samuel W. Harmon,
                                                   Senior Vice President,
                                                   Human Resources
APPROVED AS TO FORM:



/s/ William Gorenc, Jr.
-----------------------------
    William Gorenc, Jr., Esq.


GenCorp key employee retention